Exhibit 99.1

EXECUTION COPY

GRANT AGREEMENT BY AND BETWEEN

THE DELAWARE ECONOMIC DEVELOPMENT AUTHORITY

AND BLOOM ENERGY CORPORATION

THIS GRANT AGREEMENT (the “Agreement”) is made as of the 1st day of March, 2012 by and between The Delaware Economic Development Authority (the “Authority”), a body corporate and politic constituted as an instrumentality of the State of Delaware (the “State”) and Bloom Energy Corporation, a Delaware corporation (“Grantee”).

W I T N E S S E T H :

WHEREAS, Grantee made an application dated June 8, 2011 (the “Application”) to the Authority for a grant under the Delaware Strategic Fund Program, 29 Del. C. §§5027 — 5029 (the “Program”), in the amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) the proceeds for which will be used by Grantee, an innovative fuel cell company, to establish a new manufacturing facility at 550 South College Avenue, Newark, Delaware (the “Project”) as is more completely described in the Application and the attachments thereto.

WHEREAS, pursuant to 29 Del. C. §5055(d) the Council on Development Finance (the “Council”) held a public hearing with respect to the Application on June 27, 2011 and recommended to the Chairperson of the Authority the approval of the Application and the making of a grant under the Program in the amount of up to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) (the “Grant”).

WHEREAS, the Authority has considered (i) the Application under the Program, (ii) the criteria for the amount and type of assistance that are set forth in the statutes governing the Program, including 29 Del. C. §5029(d), and the provision of financial assistance by the Authority and in the Authority’s Regulation No. 5 — Procedures Governing the Delaware Strategic Fund, 1 Del. Admin. Code §402 (“Regulation No. 5”) and (iii) the recommendation of the Council.

WHEREAS, the Authority has adopted a resolution dated March 1, 2012, under which the Authority (i) made the findings required by 29 Del. C. §5055 and by the Authority’s Regulation No. 5 and (ii) resolved to make the Grant to Grantee in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, terms defined in the preamble and recitals hereof shall have the meanings set forth therein, and the following terms shall have the meanings set forth below:

(a) “Allowable Capital Expenditure Costs” means the amount equal to documented capital expenditures by Grantee in connection with the Project and approved by the Authority; provided, however, that Allowable Capital Expenditure Costs shall not include any fees, taxes, charges or assessments paid to any governmental body, wages and associated employee labor costs associated with the Project or employee training costs. Allowable Capital Expenditure Costs are expected to be approximately Fifty Million Dollars ($50,000,000.00).

(b) “Anniversary Date” shall mean September 30 of each reporting year, beginning on September 30, 2014, and continuing through September 30, 2023.

(c) “Annual Employment Report” means a written report made by Grantee on October 31, 2012 and annually on this date for a period of eleven years, through and including October 31, 2023. September 30, 2014 shall be the “First Anniversary”, and each subsequent year shall be the anniversary date as set forth in the Benchmark Employment/Compensation Chart.

(d) “Benchmark Employment Number” means the number of Full Time Workers required pursuant to Benchmark Employment/Compensation Chart.

(e) “Benchmark Employment/Compensation Chart” shall refer to the chart at Appendix A, attached and made a part hereto.

(f) “Benchmark Supplier Employment Number” means the number of full time employees who are employed by Grantee suppliers and who have been relocated from outside the State to Grantee’s Facility or a nearby location within the State.

(g) “Capital Expenditure Grant Request” shall have the meaning set forth in Section 6(e), herein.

(h) “Capital Expenditure Grant” shall have the meaning set forth in Section 6(e).

(i) “Carry-Forward Compensation Credit” shall have the meaning set forth in Section 10(b)(iv) herein.

(j) “Certificate of Occupancy Grant” shall have the meaning set forth in Section 6(b) herein.

(k) “Certificate of Occupancy Grant Request” shall have the meaning set forth in Section 6(b) herein.

(l) “Cessation Event Default” shall have the meaning set forth in Section 8(a)(i) herein.

(m) “Cessation Event Default Payment” shall have the meaning set forth in Section 10(a) herein.

(n) “Compensation to Full Time Workers” shall mean the total aggregate payroll amount paid to Full Time Workers at Grantee’s Facility in Newark, Delaware, and as set forth in the Benchmark Employment/Compensation Chart.

(o) “Cure Report” means a written report provided by Grantee to the Authority, signed by an officer of Grantee authorized to bind Grantee, setting forth the proposed plan by Grantee to cure any default hereunder.

(p) “DEDO” means the Delaware Economic Development Office, an office in the Executive Department of the State.

(q) “Employee Performance Default Number” shall have the meaning set forth in Section 8(a)(ii) herein.

(r) “Facility” means Grantee’s Delaware manufacturing facility located at 550 South College Avenue, Newark, Delaware.

(s) “First Anniversary Date” shall be September 30, 2014.

(t) “First Recapture Period” shall have the meaning set forth at 10(b)(i) herein.

(u) “Full Time Worker” of Grantee is an individual who performs work on a full time basis (i.e., forty (40) hours per week) at Grantee’s Facility in Delaware. “Full Time Worker” includes persons who are engaged by Grantee on a full time basis through third parties and persons who are engaged as independent contractors to Grantee (who are not legally “employees” of Grantee), provided that such persons work at Grantee’s Facility in Delaware or who undertake other direct administrative duties associated with Grantee’s manufacturing of the Bloom Energy Servers, or installing, testing or servicing the Bloom Box Energy Servers in Delaware, and further provided that schedule and work activities of such persons are determined by Grantee and Grantee represents that such Full Time Workers’ wages, salaries and other compensation (other than from pensions) were received for personal services rendered in Delaware or attributable to employment in Delaware. “Full Time Worker” shall not include Full Time Supplier Employees of Grantee’s Suppliers referred to in Section 6(d) of this Grant Agreement, or employees who are contracted to provide construction, maintenance or repairs to Grantee’s Facility in Delaware.

(v) “Full Time Employee Performance Default” shall have the meaning set forth in Section 8(a)(ii) herein.

(w) “Full Time Supplier Employees” shall mean an individual who performs work on a full time basis (i.e., forty (40) hours per week) for Grantee Suppliers at or near Grantee’s Facility in Delaware.

(x) “GAAP” means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as the Authority may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP.

(y) “Government Funding Certification” shall have the meaning described in Section 11(h) herein.

(z) “Grant” shall mean all funds disbursed to Grantee pursuant to this Agreement.

(aa) “Lease Execution Grant” shall have the meaning set forth is Section 6(a) herein.

(bb) “Lease Execution Grant Request” shall have the meaning set forth in Section 6(a) herein.

(cc) “Occupancy Date” shall mean the date Grantee obtains a Certificate of Occupancy for the Facility.

(dd) “Payroll Default” shall have the meaning set forth in Section 10.

(ee) “Performance Grant” shall mean the Grant of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) provided to Grantee as incentive for locating the Facility in Delaware and providing employment for Full Time Workers at the Facility (represented by the combined payment of the Lease Execution Draw and the Certificate of Occupancy Draw).

(ff) “Reporting Default” means the failure of Grantee to provide the Authority with any report required under this Agreement within the time provided, as set forth in Section 8(a)(iv) herein.

(gg) “Reporting Default Payment” means a payment from the Grantee to the Authority in an amount equal to all funds actually disbursed to the Grantee, as set forth in Section 10(d) herein.

(hh) “Reporting Period” means the period through and including eleven (11) years beginning October 31, 2012, and through and including October 31, 2023.

(ii) “Recapture Limitation” shall have the meaning set forth at Section 10(b)(v) herein.

(jj) “Recapture Payment” shall have the meaning set forth at Section 10 herein.

(kk) “Second Anniversary Date” shall be September 30, 2015.

(ll) “Second Recapture Period” shall have the meaning set forth in Section 10(b)(ii) herein.

(mm) “Supplier Incentive Grant” shall have the meaning set forth in Section 6(d) herein.

(nn) “Supplier Incentive Grant Request” shall have the meaning set forth in Section 6(d) herein.

(oo) “Third Anniversary Date” shall be September 30, 2016.

(pp) “Third Recapture Period” shall have the meaning set forth at Section 10(b)(iii) herein.

2. Representations and Warranties of the Authority. The Authority makes the following representations and warranties:

(a) The Authority is a body corporate and politic and is constituted as an instrumentality of the State.

(b) The Authority has full power and authority to enter into, execute, deliver and perform this Agreement in accordance with its terms.

(c) The Director of DEDO, in his capacity as Chairperson of the Authority, is duly authorized to execute this Agreement on behalf of the Authority and has the legal capacity to do so.

(d) This Agreement constitutes a legal, valid and binding agreement of the Authority enforceable against the Authority in accordance with its terms.

(e) The observance and performance by the Authority of its obligations hereunder will not violate or conflict with any provisions of the laws of the State.

3. Representations and Warranties of Grantee. Grantee makes the following representations and warranties:

(a) Grantee is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b) Grantee has full corporate power and authority to enter into, execute, deliver and perform this Agreement in accordance with its terms and to conduct its activities in the State as they are now being conducted and as they are contemplated in connection with the Project.

(c) The individuals executing this Agreement and attesting to the execution of this Agreement on behalf of the Grantee have been duly authorized to execute the Agreement and has, or have, the legal capacity to do so.

(d) This Agreement constitutes a legal, valid, and binding agreement of Grantee enforceable against Grantee in accordance with its terms.

(e) The observance and performance by Grantee of its obligations hereunder will not violate or conflict with the certificate of incorporation and by-laws of Grantee, any material provision of any other agreement or judgment to which Grantee is a party or by which it, or any of its property, is bound, or the laws of Delaware.

(f) The Federal Taxpayer Identification Number of Grantee is 77-0565408.

(g) Grantee certifies that the representations and warranties provided in this section are true, accurate and complete. Grantee understands that these representations are made in support of claims for government funds.

4. Term. Unless sooner terminated, this Agreement shall terminate upon the end of the Reporting Period.

5. Obligations of Grantee.

(a) Grantee shall establish a new manufacturing Facility at the University of Delaware Science and Technology Campus in Newark, Delaware, and shall obtain a Certificate of Occupancy on or before December 31, 2013.

(b) Grantee possesses or will possess all licenses, permits and insurance coverage required by federal, State or local laws enabling it to conduct its activities in the State.

(c) Grantee intends to make at least Fifty Million Dollars ($50,000,000) in Allowable Capital Expenditures in order to renovate the Facility.

(d) Grantee intends to employ at least three hundred (300) Full Time Workers by the First Anniversary Date, Six Hundred (600) Full Time Workers by the Second Anniversary Date, and Nine Hundred (900) Full Time Workers by the Third Anniversary Date and for through the balance of the Reporting Period, consistent with the Benchmark Employment/Compensation Chart.

(e) Grantee shall make reasonable efforts to maintain a minimum of Nine Hundred (900) Full Time Workers at its Facility in the State from September 30, 2016 through September 30, 2023, as set forth in the Benchmark Employment, and shall certify as to that employment as set forth in Section 7(b) herein. For each Anniversary Date, Grantee shall pay Compensation to Full Time Workers an aggregate amount not less than the Benchmark Compensation to Full Time Workers shown on the attached Benchmark/Compensation Chart.

(f) Compensation to Full Time Workers in any reporting year shall be commensurate with the requirements for such compensation identified pursuant to the Benchmark Employment/Compensation Chart, and subject to Carry-Forward Compensation Credit for such compensation, as set forth in Section 10(b)(iv) herein.

6. Disbursement of the Grant.

(a) Lease Execution Grant: Request for and disbursement of the Lease Execution Grant shall be as provided in this subsection.

i. In order to obtain the Lease Execution Grant, Grantee shall submit the dated, written request (“Lease Execution Grant Request”) which:

A. is signed by an officer of Grantee with knowledge of the contents of the Lease Execution Grant Request,

B. includes a Government Funding Certification, and

C. provides copies of an executed lease between Grantee and 1743 Holdings, LLC, a wholly owned subsidiary of the University of Delaware, for a minimum 10 year lease for approximately 50 acres of land at the University of Delaware Science and Technology Campus, 550 South College Avenue, Newark, Delaware.

ii. The Lease Execution Grant Request shall be made on or before March 31, 2012.

iii. Upon submission and approval of the Lease Execution Grant Request, the Authority shall disburse Five Million Six Hundred Twenty Five Thousand Dollars ($5,625,000).

(b) Certificate of Occupancy Grant: Request for and disbursement of the Certificate of Occupancy Grant shall be as provided in this subsection.

i. In order to obtain the Certificate of Occupancy Grant, Grantee shall submit the dated, written request (“Certificate of Occupancy Grant Request”) which:

A. is signed by an officer of Grantee with knowledge of the contents of the Certificate of Occupancy Grant Request,

B. includes a Government Funding Certification, and

C. provides copies of Certificate of Occupancy by the City of Newark Building Department for the premises to be used by Grantee at the University of Delaware Science and Technology Campus, 550 South College Avenue, Newark, Delaware.

ii. The Certificate of Occupancy Grant Request shall be made on or before December 31, 2013.

iii. Upon submission and approval of the Certificate of Occupancy Grant Request, the Authority shall disburse Five Million Six Hundred Twenty Five Thousand Dollars ($5,625,000).

(c) Total Performance Grant: The total aggregate Performance Grant amount shall not exceed Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000).

(d) Supplier Incentive Grant: Grantee shall be eligible to receive the Supplier Incentive Grant on the First Anniversary Date through the Sixth Anniversary Date identified above, in an amount calculated based on the number of supplier employees located in Delaware.

i. In order to obtain the Supplier Incentive Grant, Grantee shall submit a dated, written request (“Supplier Incentive Grant Request”) which:

A. is signed by an officer of Grantee with knowledge of the contents of the Supplier Incentive Grant Request,

B. includes a Government Funding Certification, and

C. certifies the number of Full Time Supplier Employees who are employed by Grantee suppliers have that relocated from outside the State of Delaware to Grantee’s Facility in Newark, Delaware during the Reporting Year. Grantee shall further provide documentation satisfactory to the Authority that the supplier is providing materials which are used in the manufacturing of Grantee’s products, and relocated its operations from outside the State.

ii. All Supplier Incentive Grant Requests shall be made on or before September 30, 2019.

iii. Upon submission and approval of the Supplier Incentive Grant Request, the Authority shall disburse the product of Six Thousand Two Hundred Fifty Dollars ($6,250) and the number of Full Time Supplier Employees of such suppliers, certified by Grantee as stated above as of an Anniversary Date (“Benchmark Supplier Employment”). The Supplier Incentive will be paid only one time for each additional Full Time Worker certified by Grantee. The Benchmark Supplier Employment Number shall increase in a manner commensurate with the funding, per Full Time Worker, for each Anniversary Date in which such funding occurs.

(e) Capital Expenditures Grant. The Capital Expenditure Grant shall be requested and disbursed in accordance with this Section.

i. In order to obtain a Capital Expenditure Grant, Grantee shall submit the dated, written request (“Capital Expenditure Grant Request”) which:

A. is signed by an officer of Grantee with knowledge of the contents of the request for a disbursement to reimburse Allowable Capital Expenditure Costs,

B. includes a Government Funding Certification, and

C. provides documentation verifying the Allowable Capital Expenditure Costs sought to be reimbursed.

ii. The Authority shall disburse up to three Capital Expenditure Grant payments to Grantee, but shall have no obligation to disburse more than three percent (3%) of all capital expenditures for Allowable Capital Expenditure Costs. Any such disbursement shall be subject to the Grantee’s obligation to repay the grant as specified in Section 8 herein. The Capital Investment Grant is based on three percent (3%) of the capital investment that Grantee makes within Delaware from groundbreaking for a period of (5) five years from the groundbreaking date. The initial payment of the Capital Investment Grant, in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), shall be paid upon the approval of the Lease Execution Grant referred to in Section 6(a) above. Grantee’s subsequent Capital Investment Grant Grants shall be contingent upon Grantee’s documentation, acceptable to the Authority, of Grantee’s expenditure of Twenty Five Million Dollars ($25,000,000) in allowable capital expenditures. Thereafter, Grantee shall be eligible for two additional Capital Investment Grant Grants, on December 31, 2013, and December 31, 2016, or on such other dates as mutually agreed by Grantee and DEDA.

(f) Time Limitation. All grant requests shall be submitted as follows:

i. The Authority must receive the Lease Execution Grant Request from Grantee on or before March 31, 2012.

ii. The Authority must receive the Certificate of Occupancy Grant Request from Grantee on or before December 31, 2013.

iii. The Authority must receive all Supplier Incentive Grant Requests from Grantee on or before September 30, 2019.

iv. The Authority must receive all Capital Expenditure Grant Requests on or before December 31, 2016, or such other dates as is mutually agreed upon by Grantee and the Authority.

v. The Authority shall have no obligation to disburse further Grant funds after the expirations of such dates.

(g) No Further Obligation. The Authority shall have no obligation to disburse more than Sixteen Million Five Hundred Thousand Dollars ($16,500,000) under this Grant Agreement.

7. Grantee Reporting.

(a) Statutory Reporting. In accordance with 29 Del. C. §5053(k), Grantee shall report to the Authority on June 30, 2012, and annually through June 30, 2023, the number of its unskilled or semi-skilled employees and the number of such employees who were residents of the State at the time of their employment.

(b) Annual Employment and Compensation Reports. Beginning on October 31, 2012, and for the following eleven (11) years Grantee shall submit a dated, written report which:

i. is signed by an officer of Grantee with knowledge of the contents of the report,

ii. includes a Government Funding Certification, and

iii. provides information identified below:

(c) the number of Full Time Workers employed at Grantee’s Facility as of September 30 of the reporting year, and the percentage of its workforce that is comprised of Delaware residents.

(d) The total annual compensation paid to Full Time Workers at Grantee’s Facility from October 1 through September 30 of the reporting year. Grantee shall additionally certify as to the total cumulative annual compensation paid to Full Time Workers at Grantee’s Facility from the Date of Occupancy to the report date. Grantee shall be in compliance with the reporting requirements of this Section 7(b) so long as it meets either the Benchmark Employment Number in the Reporting Year or the Compensation to Full Time Workers in the Reporting Year set forth in the Benchmark Employment/Compensation Chart.

(e) The reporting provisions identified above in Section 7(b)(iii)(b) through 7(b)(iii)(e) of this Agreement shall not alter or affect the provisions of Section 10(b) of this Agreement, and the provisions of Section 10(b) of this Agreement shall provide for and govern any claim of Payroll Default under this Agreement and the remedy for any claimed payroll default.

(f) Supplier Employment Reports. Beginning on the anniversary of the first Supplier Incentive Grant Request, and for the following five (5) years Grantee shall submit the dated, written report which:

A. is signed by an officer of Grantee with knowledge of the contents of the report,

B. has a Government Funding Certification, and

C. certifies the number of Full Time Supplier Employees employed by Grantee’s Suppliers at or near its Newark, Delaware Facility.

(g) Financial Reporting. On or before January 15 of each year, beginning January 15, 2013, Grantee is required to submit a written report, signed by an officer of Grantee with knowledge of the contents of the report, and which includes a Government Funding Certification, to the Authority which reports upon the operations performance of Grantee’s Facility. At the request of the Authority, Grantee shall permit review of Grantee’s annual audited financial statements, by an employee of the Delaware Economic Development Office designated by the Authority to review such audited financial statements, and who agrees to maintain the confidentiality of such information and to utilize such information only to the extent required for administration the Grant. For any time period that the stock of Grantee is registered with the United States Securities and Exchange Commission and publicly traded, Grantee shall also permit review of quarterly financial statements. Such audited financial statements shall include without limitation, a balance sheet, an income statement, a statement of retained earnings, and additional reports and documentation as may be required by, or be customary under GAAP, (provided, Grantee may adopt the International Financial Reporting Standards established by the International Accounting Standards Board) all of which shall be prepared by an independent certified public accounting firm. Grantee shall make available such audited financial statements within 90 days after the end of its accounting year.

(h) At the request of Grantee and to the extent permitted by law, including but not limited to 29 Del. C. Chapter 101, the Authority shall maintain information provided pursuant to this Section as confidential financial information of Grantee.

(i) Default Reporting. Grantee shall provide the Authority with notice of default, and Cure Reports as specified in Section 9(a) herein.

8. Events of Default.

(a) Any one or more of the following events shall constitute an event of default under this Agreement:

i. Cessation Event Default. The cessation of operations in the State by Grantee with respect to the Project or Grantee’s operation in the State on or before September 30, 2023.

ii. Employee Performance Default. Beginning with the First (1st) Anniversary Date, September 30, 2014, through and including the Tenth (10th) Anniversary Date if total Compensation to Full Time Workers is below the benchmarks in the Benchmark Employment/Compensation Chart, provided, however, that the sole remedy for a default under this subsection shall be a Recapture Payment as calculated in accordance with Section 10 below.

iii. Supplier Incentive Employment Default. For the five years after payment of any part of the Supplier Incentive to Grantee, in any year for which the actual number of Full Time Supplier Employees is below Benchmark Full Time Supplier Employment, provided, however, that the sole remedy for a default under this subsection shall be a Recapture Payment calculated in accordance with Section 10 below.

iv. Reporting Default. Any failure of Grantee to provide the Authority with any report required in this Agreement within the time provided herein, which has not been cured, and which cannot be cured through reasonable good faith negotiations of the Authority and Grantee.

(b) Nothing in this Section of any other part of this Agreement is intended to waive any right of the State or any Agency thereof, under the Delaware False Claims and Reporting Act, 6 Del. C. Ch. 12, or any similar law or regulation.

9. Right to Cure.

(a) Cure Report. Upon the occurrence of any default in Section 8, herein, Grantee shall provide to the Authority a written cure report, signed by an authorized officer of Grantee, which sets forth the proposed plan by Grantee to cure any default hereunder.

(b) Authority Evaluation of Cure Report; No Further Obligation Upon Default. The Authority shall evaluate the Cure Report within thirty (30) days and may accept, modify, or reject the proposed plan. If the Authority rejects the plan set forth in a Cure Report, it shall have no further obligation to disburse further Grant funds, regardless of whether the Authority has disbursed the entire amount of the Grant.

10. Grantee’s Obligation to Repay Grant. Upon either the date of written notice from the Authority of the rejection of the Cure Report plan, or notice from the Authority that no further cure is available, repayment of the Grant shall be immediately due and owing to the Authority (“Recapture Payment”). Grantee shall not be obligated to repay an amount greater than the amount of the Grant actually disbursed to Grantee, plus the amount computed thereon in the nature of interest, as provided herein. A Recapture Payment shall be as follows:

(a) Cessation Event Default Payment. Grantee shall pay to the Authority an amount equal to the sum of actual amounts disbursed to Grantee. In the event that Grantee shall substantially cease operations of the Facility prior to September 30, 2023, Grantee shall pay to the Authority an amount equal to the total amount of all Grants disbursed to Grantee. At such time as Grantee has paid Compensation to Full Time Workers in the aggregate of Three Hundred Twenty One Million Dollars ($321,000,000), Grantee shall no longer be liable for or subject to a Cessation Event Default Payment.

(b) Payroll Default Payment.

i. First Recapture Period. If, as of September 30, 2017 (the “Fourth Anniversary Date”), Grantee has not paid Compensation to Full Time Workers of Grantee’s Facility in the aggregate amount of One Hundred Eight Million Dollars ($108,000,000), then in that case, Grantee shall be liable to pay to the Authority a Recapture Payment. The Recapture Payment for the Fourth Anniversary Date shall be determined by subtracting the amount of total compensation actually paid to Full Time Workers at Grantee’s Facility from One Hundred Eight Million Dollars ($108,000,000), and multiplying the difference by three and one half percent (3.5%). By way of example only, if as of the Fourth Anniversary Date, Grantee has paid Compensation to Full Time Workers in the aggregate amount of One Hundred Million Dollars ($100,000,000), Grantee would owe a Recapture Payment to the Authority of Eight Million Dollars ($8,000,000) multiplied by 3.5%, equal to Two Hundred and Eighty Thousand Dollars ($280,000).

ii. Second Recapture Period. If, for the time period from the Fourth Anniversary Date through September 30, 2021 (the “Eighth Anniversary Date”), Grantee has not paid Compensation to Full Time Workers at Grantee’s Facility in the aggregate amount of One Hundred Forty-Four Million Dollars ($144,000,000), then in that case, Grantee shall be liable to pay to the Authority a Recapture Payment. The Recapture Payment for the Eighth Anniversary Date shall be determined by subtracting the amount of compensation actually paid to Full Time Workers from the Fourth Anniversary Date through the Eighth Anniversary Date from One Hundred Forty-Four Million Dollars ($144,000,000), and multiplying the difference by three and one half percent (3.5%). By way of example only, if during the time period from the Fourth Anniversary Date through the Eighth Anniversary Date, Grantee has paid Compensation to Full Time Workers in the aggregate amount of One Hundred Million Dollars, ($100,000,000), Grantee would owe a Recapture Payment to the Authority in the amount of Forty-Four Million ($44,000,000) multiplied by 3.5%, equal to One Million, Five Hundred Forty Thousand Dollars ($1,540,000).

iii. Third Recapture Period. If, for the time period from the Eighth Anniversary Date through September 30, 2023 (the “Tenth Anniversary Date”), Grantee has not paid Compensation to Full Time Workers of Grantee’s Facility in the aggregate amount of Seventy-Two Million Dollars ($72,000,000), then in that case, Grantee shall be liable to pay to the Authority a Recapture Payment. The Recapture Payment for the Tenth Anniversary Date shall be determined by subtracting the amount of compensation actually paid to Full Time Workers from the Eighth Anniversary Date through the Tenth Anniversary Date from Seventy-Two Million Dollars ($72,000,000), and multiplying the difference by three and one half percent (3.5%). By way of example only, if during the time period from the Eighth Anniversary Date through the Tenth Anniversary Date, Grantee has paid Compensation to Full Time Workers in the aggregate amount of Sixty Million Dollars ($60,000,000), Grantee would owe a Recapture Payment to the Authority in the amount of Twelve Million Dollars ($12,000,000) multiplied by 3.5%, equal to Four Hundred Twenty Thousand Dollars ($420,000).

iv. Carry Forward Compensation Credit. If the aggregate Compensation to Full Time Workers for any recapture period stated above exceeds the compensation target for the period, then the amount of excess compensation paid may be carried forward and credited against subsequent compensation targets for later recapture periods. By way of example only, if as of the First Recapture Period, Grantee shall have paid Compensation to Full Time Workers in the aggregate amount of One Hundred Twenty Million Dollars ($120,000,000), Grantee would be credited Twelve Million Dollars ($12,000,000) toward the One Hundred Forty-Four Million Dollar ($144,000,000) compensation target for the Recapture Payment calculation undertaken at the Second Recapture Period, or toward the Seventy-Two Million Dollars ($72,000,000) compensation target for the Recapture Payment calculation undertaken at the Third Recapture Period.

v. Recapture Limitation. In no event shall the Recapture Payments, taken together, exceed $11,250,000. Once Grantee has paid Compensation to Full Time Workers at its Facility in the aggregate amount of Three Hundred Twenty One Million Dollars ($321,000,000), any obligation for any Recapture Payment shall terminate.

(c) Supplier Incentive Default. For the five years after payment of any part of the Supplier Incentive to Grantee, in any year for which the actual number of supplier employees is below Benchmark Supplier Employment (“Supplier Employment Default”), Grantee shall repay to the Authority a Recapture Payment of Two Thousand Two Hundred Seventy Nine Dollars ($2,279) multiplied by the number of employees that supplier employment is below Benchmark Supplier Employment. At no time will the Supplier Incentive Recapture Payment exceed the aggregate amount of Supplier Incentive paid to Grantee.

(d) Reporting Default Payment. Grantee shall pay to the Authority an amount equal to the entire amount actually disbursed to the Grantee.

11. Miscellaneous Covenants of Grantee.

(a) Employment of Delaware Residents. In accordance with 29 Del. C. §5053(k), Grantee shall give first opportunity of employment to qualified residents of the State. Grantee will utilize Delaware suppliers and contractors whenever feasible.

(b) Compliance with Laws. Grantee shall comply with all applicable federal, State and local laws, ordinances, codes and regulations. Grantee agrees to bear, at its own expense, the cost of obtaining and maintaining any permits and licenses required by federal, State and local laws, ordinances, codes and regulations and agrees to file in a timely manner all Delaware tax returns or other required tax filings and to pay any and all taxes when due.

(c) Nondiscrimination. Grantee agrees that it will not discriminate against any employee or applicant for employment because of race, creed, color, sex, or national origin. Grantee shall comply with all federal and State laws, regulations and policies pertaining to the prevention of discriminatory employment practices. Failure to perform under this covenant constitutes a material breach of contract.

(d) Records Access and Retention. Grantee agrees to give the Authority and DEDO, or any of their duly authorized employees, agents or representatives access to any and all books, documents, papers and records of Grantee that are directly pertinent to this Agreement, the Project or the Performance Grant, for the purpose of making audits, examinations, investigations, copies, excerpts and transcriptions. Such access shall be granted by Grantee during its normal business hours, after receipt by Grantee of at least 48 hours advance notice of a request for such access, at its offices in Wilmington, Delaware, or at such other place or places agreed to by Grantee and the Authority. The Authority agrees that any such books, documents, papers and records of Grantee, if designated as confidential by Grantee, shall be treated as confidential records to the fullest extent permissible under Delaware law. Grantee agrees to retain such records for a period of three (3) years following the date of the Grant check. The provisions of this Section 11(d) shall survive termination or cancellation of this Agreement. Grantee agrees that this section does not waive any statutory or common law right of the Auditor of the Accounts of the State, or the Attorney General of the State to examine such records.

(e) Indemnification. Grantee shall hold harmless, indemnify and defend the Authority, DEDO, the State and their respective officers, agents and employees (the “Indemnified Parties”) from any and all losses, damages, costs, expenses, liabilities, obligations, fines, penalties, actions, judgments, suits, and causes of action, claims, demands and proceedings of any kind or description (“Claims”) and all costs and expenses of any kind or nature, including, without limitation, all reasonable attorneys’ fees, disbursements, court costs and any other costs of litigation related thereto arising out of, resulting from or directly or indirectly connected to the Grant, the Project or the performance by Grantee of this Agreement, including, but not limited to Claims arising out of, resulting from or directly or indirectly connected to negligence, intentional misconduct, breach of contract, copyright infringement or other violation, patent infringement or other violation, trademark or service mark infringement or other violation of or by Grantee, its employees or its agents. In case any action shall be brought against the Indemnified Parties, or any of them, based upon any of the above and in respect of which indemnity may be sought against Grantee, the Indemnified Party or Parties shall promptly notify Grantee in writing, and Grantee shall assume the defense thereof, including the employment of counsel, the payment of all expenses and the right to negotiate and consent to settlement with the consent of the Indemnified Party or Parties, which consent shall not be unreasonably withheld or delayed. An Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the employment of such counsel has been specifically authorized by Grantee, or unless the representation of both Grantee and the Indemnified Party would represent a conflict of interest. Grantee shall not be liable for any settlement of any such action effected without its consent, but if any such action is settled with the consent of Grantee, or if there be a final judgment for the plaintiff in any such action, Grantee agrees to indemnify and does hereby hold harmless the Indemnified Parties from and against any and all loss or liability by reason of such settlement or judgment. The provisions of this Section 11(e) shall survive the termination or cancellation of the Agreement.

(f) Assignment; Successors. Grantee shall not assign or transfer all or any portion of its interest in this Agreement or delegate any of its duties hereunder without the prior written consent of the Authority, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors or permitted assigns.

(g) Termination; Funding Out. The continuation of this Agreement is dependent upon the continuing availability of funds appropriated by the General Assembly of the State that are available for expenditure under this Agreement; accordingly, this Agreement may be terminated on the earlier of (i) the first day of the first fiscal year of the State for which no such funds will be appropriated or otherwise made available, or in which no funds are available for purposes of this Agreement; or (ii) upon the exhaustion of previously appropriated or available funds. In such circumstances the Authority may terminate this Agreement by giving Grantee written notice of such non-appropriation or unavailability of funds. All payment obligations of the Authority will cease upon the date of termination specified in such notice. Notwithstanding the foregoing, the Authority agrees (i) not to effect termination of this Agreement under this provision, if funds are available for this or functionally similar services, and (ii) to use reasonable efforts to obtain approval for necessary funds to continue this Agreement by taking appropriate actions to request adequate funds for such purpose. If a notice of termination is given by the Authority hereunder, the Authority’s obligations to pay any amounts due or to perform any covenants requiring or resulting in the expenditure of money are expressly limited to the extent of the specific appropriations made to fund this Agreement, and nothing in this Agreement shall be construed as creating any monetary obligation on the part of the Authority or the State beyond the amount set forth in this sentence. If a notice of termination is given by the Authority hereunder, Grantee’s obligations under this Agreement for Grant funds not disbursed, including any obligation to perform any covenant, shall immediately cease, terminate and be of no effect. Grantee’s obligations pursuant to this Agreement for Grant funds disbursed to Grantee shall survive such termination.

(h) Government Funding Certification. All Annual Reports and Grant Requests shall include the following certification from an authorized representative of Grantee: “I certify that that the information reported herein is true, accurate and complete. I understand that these reports are made in support of claims for government funds.”

(i) Notices. All notices, reports or other written communication required or permitted hereunder shall be given in writing by certified or registered mail, return receipt requested, nationally recognized private courier (provided that written evidence of the date of delivery by such courier is available) or facsimile (provided that written evidence of the date of receipt of such facsimile transmission is available) to the addresses or facsimile telephone numbers set forth below, or to such other addresses or facsimile telephone numbers as the parties shall designate in writing, from time to time:

If to the Authority:

The Delaware Economic Development Authority

Attention: Chairperson

99 Kings Highway

Dover, DE 19901

Facsimile: (302) 739-5749

If to Grantee:

Bloom Energy Corporation

Attention: President

1299 Orleans Drive

Sunnyvale, California 94089

Facsimile: (408) 543-1501

If notice is given by United States Mail, it shall be deemed given three (3) calendar days after the post-marked date thereof, or sooner if the return receipt so indicates; if by nationally recognized private courier, on the date delivered by such nationally recognized private courier, as confirmed by written evidence of such delivery, and if by facsimile on the date transmitted to the other party.

(j) Entire Agreement; No Oral Modification. This Agreement constitutes the entire agreement pertaining to the subject matter hereof among the Authority and Grantee. No amendment, modification, waiver, or variation of the terms hereof shall be effective, unless in writing signed by all parties hereto.

(k) Governing Law. The laws of the State, without regard to the principles of conflicts of laws thereof, shall govern this Agreement. Grantee consents to jurisdiction and venue in the courts of the State in New Castle County.

(l) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof

(m) Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and shall not be construed to define, limit or prescribe the scope or intent of this Agreement or any part thereof

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

(o) Seal. The parties hereto are executing this Agreement under seal, and acknowledge that this document is made under seal for the purpose of granting each party an extended period within which to enforce the terms of this Agreement.

[This section left intentionally blank, signatures follow]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

Attest:		THE DELAWARE ECONOMIC DEVELOPMENT AUTHORITY

/s/ Lee K. Porter		By:	/s/ Alan B. Levin
Lee K. Porter Council of Development Finance [Seal]			Alan B. Levin, Director, Delaware Economic Development Office, as Chairperson

Attest:		BLOOM ENERGY CORPORATION

By:	/s/ Joshua Richman	By:	/s/ Martin J. Collins

Name:	Joshua Richman	Name: Martin J. Collins
Title:	VP, Business Development	Title: VP Corporate Development

[Seal]

APPENDIX A

Benchmark Employment/Compensation Chart

Anniversary Date	Benchmark Employment	Compensation to Full Time Workers

1st (9/30/14)	300	12,000,000

2nd (9/30/15)	600	24,000,000

3rd (9/30/16)	900	36,000,000

4th (9/30/17)	900	36,000,000

5th (9/30/18)	900	36,000,000

6th (9/30/19)	900	36,000,000

7th (9/30/20)	900	36,000,000

8th (9/30/21)	900	36,000,000

9th (9/30/22)	900	36,000,000

10th (9/30/23)	900	36,000,000